SECURITIES AND EXCHANGE COMMISSION
                                    WASHINGTON, D.C. 20549

                                           FORM S-8
                                    REGISTRATION STATEMENT
                                           UNDER
                                  THE SECURITIES ACT OF 1933
                               THERMO-MIZER ENVIRONMENTAL CORP.
                            (Exact name of registrant as specified in its
                             charter)

                                         Delaware
                           (State or other jurisdiction of incorporation or
                            organization)

                                         22-2312917
                             (Employer Identification No.)

                          528 Oritan Avenue, Ridgefield, NJ 07657
                         (Address of principal executive offices)

              THERMO-MIZER ENVIRONMENTAL CORP. 1996 STOCK INCENTIVE PLAN
                            (Full title of the plan)

                              Steven Schuster, Esq.
                             McLaughlin & Stern, LLP
                               260 Madison Avenue
                               New York, NY 10016
                                 (212) 448-1100
               (Telephone number, including area code, of agent for service)



                               CALCULATION OF REGISTRATION FEE


Title of    Amount     Proposed maximum     Proposed maximum          Amount
securities  to be      offering price       aggegate                    of
to be       registered  per share (1)      offering price (1)      registration
registered                                                             fee


Common Stock,500,000 shares $1.50              $750,000             $227.25
par value
$.001 per share

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1)        Pursuant to Rule 457 (h) , the offering price of such shares is estimated solely for the purpose of determining the registration fee.

         This Registration Statement, including all exhibits and attachments, contains 11 pages. The exhbit index may be found on page 5 of the consecutively numbered pages for the Registration Statement.


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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information

         The documents containing the information specified in this Item will be sent or given to individuals who have been granted or will be the information specified in this Item will be sent or given to individuals who have been granted or will be granted awards under the Plan by Thermo-Mizer Environmental Corp., a Delaware corporation (the"Registrant"), and are not being filed with, or included in, this Registration Statement on Form S-8 (the "Registration Statement") in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

         The stockholders of the Registrant have authorized the adoption of the Thermo-Mizer Environmental Corp. 1996 Stock Incentive Plan (the "Plan") at the Registrant's Annual Meeting on December 12, 1996 covering up to 500,000 shares of Common Stock.


Item 2.  Registrant Information and Employee Plan Annual Information

         The documents containing the information specified in this Item will be sent or given to individuals who have been or will be granted awards by the Registrant and are not being filed with, or included in, this Registration Statement in accordance with the rules and regulations of the Commission.

         The Plan provides a means whereby employees, officers, directors, consultants and independent contractors ("Qualified Grantees") may acquire the Common Stock of the Company pursuant to grants of (i) Incentive Stock Options ("ISOs") whereby Qualified Grantees may purchase shares of Common Stock; (ii) nonqualified stock options whereby Qualified Grantees may purchase shares of Common Stock; and (iii) Stock Appreciation Rights ("SARs") whereby Qualified Grantees may acquire the right to participate in the appreciation of the Common Stock. A summary of the significant provisions of the Plan is set forth below. A copy of the full Plan was filed with the Commission as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 1996 and is incorporated herein by reference.

         The Plan shall be administered by a committee of the Board of Directors (the "Committee"), all of whose members are "disinterested persons" as that term is defined in Rule 16b-3(d)(3) of the General Rules and Regulations under the Securities Exchange Act of 1934, consisting of two or more directors appointed by, and who serve at the pleasure of, the Board of Directors. Subject to the express terms of the Plan, the Committee has

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the sole discretion to determine to whom among those  eligible,  and the time or times at which, options and/or Stock Appreciation Rights may be exercised. In making such determinations, the Committee may take into account the nature and period of service of Qualified Grantees, their level of compensation, their past, present and potential contributions to the Company and such other factors as the Committee in its discretion deems relevant.

         The Committee may amend, suspend, or terminate the Plan at any time, except that no amendment may be adopted without the approval of shareholders which would (i) increase the benefits accruing to participants under the Plan;
(ii) materially increase the number of securities which may be issued under the Plan; or (iii) change the eligibility requirements for participation in the Plan Unless terminated earlier by the Board of Directors, the Plan will terminate on December 12, 2006.

         Subject to adjustments resulting from changes in capitalization, no more than 500,000 shares of Common Stock may be issued pursuant to the exercise of options or SARs. Under certain circumstances involving a change in the number of shares of Common Stock without the receipt by the Company of any consideration therefor, such as a stocksplit, stock consolidation or payment of a stock dividend, the class and aggregate number of shares of Common Stock in respect of which options may be granted under the Plan, the class and number of shares subject to each outstanding option and the option price per share will be proportionately adjusted. In addition, if the Registrant is involved in a merger, consolidation, dissolution or liquidation, the options or SARs granted under the Plan will be adjusted or, under certain conditions, will terminate, subject to the right of the option holder or SARs holder to exercise his option or stock appreciation right or a comparable option substituted at the discretion of the Registrant prior to such event. An option or SAR may not be transferred other than by will or by laws of descent and distribution, and during the lifetime of the option holder may be exercised only by such holder. If any option expires or terminates for any reason, without having been exercised in full, the unpurchased shares subject to such option will be available again for purposes of the Plan.

         Subject to the provisions of the Plan, the Committee shall have full and final authority to select those individuals who are eligible to receive options pursuant to the Plan, the terms and conditions of which shall be set forth in an option agreement between the Registrant and the optionee.

         The exercise price of each option or SAR is determined by the Committee, but may not be less than 100 percent of fair market value (110% for 10% or greater shareholders) with repect to the grant of ISOs. An ISO holder who meets the eligibility requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code") will not realize income for Federal income tax purposes, and the Registrant willnot be entitled to a deduction, on either the grant or the exercise of ISO. If the ISO holder does not dispose

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of the shares  acquired  within two years  after the date the ISO was granted to him or within one year after the transfer of the shares to him, (i) any proceeds realized on a sale of such shares in excess of the option price will be treated as long-term capital gain and (ii) the Registrant will not be entitled to any deduction for Federal income tax purposes with respect to such shares. If an ISO holder disposes of shares during the two-year or one-year periods referred to above (a "Disqualifying Disposition"), the ISO holder will not be entitled to the favorable tax treatment afforded to incentive stock options under the Code. Instead, the ISO holder will realize ordinary income for Federal income tax purposes in the year the Disqualifying Disposition is made, in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price.

         An ISO generally will recognize long-term capital gains or loss, as the case may be, if the Disqualifying Disposition is made more than one year after the shares are transferred the ISO holder. The amount of any such gain or loss will be equal to the difference between the amount realized on the Disqualifying Disposition and the sum of (x) the exercise price and (y) the ordinary income realized by the ISO holder as a result of the Disqualifying Disposition, then the amount of ordinary income required to be recognized upon the Disqualifying Disposition will not exceed the amount by which the amount realized from the disposition exceeds the exercise price. Generally, a loss may be recognized if the transaction is not a "wash" sale, a gift or a sale between certain persons or entities classified under the Code as "related persons."

         For purposes of computing the alternative minimum tax with respect to shares acquired pursuant to the exercise of ISOs, the difference between the fair market value of the shares on the date of exercise over the exercise price will be an item of tax preference in the year of exercise if the shares are not subject to a Risk of Forfeiture; if the shares are subject to a Risk of Forfeiture, the amount of the tax preference taken into account in the year that the Risk of Forfeiture ceases will be the excess of the fair market value of the shares at the date they cease to be subject to a Risk of Forfeiture over the exercise price. The basis of the shares for alternative minimum tax purposes, generally, will be an amount equal to the price, increased by the amount of the preference taken into account in computing the alternative minimum taxable income. The rate of tax applied in general to alternative minimum taxable income is 24%.




                         INFORMATION REQUIRED IN THE REGISTRATION
                                                        STATEMENT

Item 3.  Incorporation of  Certain Documents by Reference


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         1. The  description of the shares of common stock,  par value $.001 per share ("the Common Stock"), contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on October 13, 1995 (File number O-26982) pursuant to Section 12 (g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which incorporates by reference the description of the shares of Common Stock contained in the Registration Statement on Form SB-2 (File Number 33-87284-NY) declared effective by the Commission on August 14, 1995.

         2. The Registrant's Registration Statement on Form SB-2
(File Number 33-87284-NY).

         3. The Registrant's Annual Report on Form 10-KSB for the fiscal year June 30, 1996 filed on September 30 1996.

         4. The Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 filed on October 10, 1995.

         5. The Registrant's Quarterly Report on Form 10 QSB for the fiscal quarter ended September 30, 1996 filed on November 16, 1996.

         6. The Registrant's quarterly reports on Form 10-QSB for the Commission pursuant to sections 13 (a), 13 (c), 14 or 15 (d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment, which indicate that all securities offered have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated be reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of  Securities

         The description of the shares of common stock, par value $.001 per share ("the Common Stock"), contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on October 31, 1995 (File number O-26982) pursuant to Section 12(g) of the Exchange Act, which incorporates by reference the description of the shares of Common Stock contained in the Registration Statement on Form SB-2 (File Number

                                                    6

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33-87284-NY).  Such shares are traded on the NASDAQ Small Cap Market  under the symbol "THMZ" and the Boston Stock Exchange under the symbol "THZ."

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers

         Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in such capacity of another corporation or business organization. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director, officer, employee or agent in connection with such action, suit or proceeding is such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such individual against the expenses that were reasonably incurred.

         Reference is also made to Section 102 (b) (7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director's fiduciary duty, except for liability (I) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption From Registration Claimed

         Not applicable.

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Item 8.  Exhibits

3(i)         (1) Certificate of Incorporation

3(ii)         (1)  By-Laws

4(i)          (2) Thermo-Mizer Environmental Corp.  1996 Stock Incentive Plan


5            Opinion of McLaughlin & Stern, LLP regarding the legality of the securities being registered.

24.2       Consent of McLaughlin & Stern, LLP (included in, and incorporated by
Exhibit 5 hereto).

(1) Included in, and incorporated by reference to, the Registrant's Registration Statement on Form SB-2 (File Number 33 87284-NY)..

(2) Included in, and incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996

Item 9.  Undertakings.

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         (4)  That,  for  purposes  of  determining   any  liability  under  the
Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the

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securities  offered  therein,  and  the  offering  of  such  securities  offered indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.






























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



                                                         SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Ridgefield, State of New Jersey, on this 13th day of January, 1997.

                        THERMO-MIZER ENVIRONMENTAL CORP.

                                 By:    /s/Jon J. Darcy
                                           Jon J. Darcy
                                           President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature               Title                                   Date

/s/Jon J. Darcy    President, Chief Executive              January 13, 1997
---------------
Jon J.  Darcy                  Officer, Chief Financial Officer,
                                    Director


/s/Edward A. Sundberg.   Chairman of the Board                 January 13, 1997
---------------------
Edward A.  Sundberg         of  Directors

                         Director                              January   , 1997
Carl R. Bruno

                         Director                              January   , 1997
K. Ivan F. Gothner


/s/Edward A. Heil        Director                              January 13, 1997
Edward A. Heil

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Exhibit 5
                            MCLAUGHLIN & STERN, LLP.
                         260 MADISON AVENUE, 18TH FLOOR
                            NEW YORK, NEW YORK 10016
                                 (212) 448-1100
                               FAX (212) 448-0066


                                                         January 13, 1997

United States Securities
& Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Thermo-Mizer Environmental Corp.

Gentlemen:

         Reference is made to the Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission by Thermo-Mizer Environmental Corp (the "Company").

         We hereby advise you that we have examined originals or copies certified to our satisfaction of the Certificate of Incorporation and amendments thereto and the By-Laws of the Company, minutes of the meetings of the Board of Directors and Shareholders and such other documents and instruments, and we have made such examination of law as we have deemed appropriate as the basis for the opinions hereinafter expressed.

         Based on the foregoing, we are of the opinion that:

                  1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

                  2. The 500,000 shares of Common Stock, which are due to be sold pursuant to the Registration Statement have been duly and validly authorized and, when paid for, will be validly issued, fully paid and non-assessable.

         In addition, we hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus forming part of such Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,


                                               McLaughlin & Stern, LLP




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